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                                                                     EXHIBIT 5.2

                           Commercial Law Group, P.C.
                      2725 Oklahoma Tower, 210 Park Avenue
                       Oklahoma City, Oklahoma 73102-5643


                                  July 19, 2002


Chesapeake Energy Corporation
6100 North Western Avenue
Oklahoma City, Oklahoma 73118

Re:      Chesapeake Energy Corporation;
         Our File No. 3520-0076

Ladies and Gentlemen:

         We have acted as special Oklahoma counsel for Chesapeake Energy Corporation, an Oklahoma corporation (the "Company"), and certain of its subsidiaries with respect to the preparation of a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") in connection with the registration by the Company and certain of its subsidiaries under the Securities Act of 1933, as amended (the "Securities Act"), of the certain securities of the Company and such subsidiaries including shares of the Company's common stock, par value $.01 per share (the "Common Stock").

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (a) the Restated Certificate of Incorporation, as amended, and Bylaws of the Company and (b) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

         In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and that the Common Stock will be sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

         Based on the foregoing, we are of the opinion that when (i) the board of directors of the Company (the "Board") has taken all necessary corporate action to approve the issuance and terms of the offering of the Common Stock and related matters; and (ii) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Common Stock) provided for therein, such shares of Common Stock will be legally issued, fully paid and non-assessable.

         We are members of the bar of the State of Oklahoma. The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the laws of the State of Oklahoma, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.


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Chesapeake Energy Corporation
Page 2
July 19, 2002


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

                                    Very truly yours,


                                    /s/ COMMERCIAL LAW GROUP, P.C.

                                    Commercial Law Group, P.C.